Free Writing Prospectus	Filed Pursuant to Rule 433(d)

Registration Statement No. 333-182490

TERM SHEET

Dated July 23, 2013

Issuer:	Japan Bank for International Cooperation (JBIC)

Security:	1.750% Guaranteed Bonds due July 31, 2018 (the “5-year Securities”) and 3.375% Guaranteed Bonds due July 31, 2023 (the “10-year Securities”)

Ratings:	Moody’s: Aa3/stable outlook; S&P: AA–/negative outlook Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	5-year Securities: US$2,500,000,000 10-year Securities: US$1,000,000,000

Denomination:	US$200,000 x US$1,000

Pricing Date:	July 23, 2013

Settlement Date:	July 31, 2013

Maturity Date:	5-year Securities: July 31, 2018 10-year Securities: July 31, 2023

Coupon:	5-year Securities: 1.750% (Semi-annual, 30/360) 10-year Securities: 3.375% (Semi-annual, 30/360)

Interest Payment Dates:

5-year Securities: January 31 and July 31 of each year, commencing January 31, 2014 and ending July 31, 2018

10-year Securities: January 31 and July 31 of each year, commencing January 31, 2014 and ending July 31, 2023

Redemption after the Occurrence of a Tax Event:	JBIC may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JBIC is required to pay, as described in the prospectus supplement

Price to Public:	5-year Securities: 99.430% 10-year Securities: 99.874%

Underwriting Discount:	5-year Securities: 0.125% 10-year Securities: 0.175%

Proceeds, before Expenses, to JBIC:	5-year Securities: 99.305% 10-year Securities: 99.699%

Benchmark U.S. Treasury:	5-year Securities: 1.375% due June 30, 2018 10-year Securities: 1.750% due May 15, 2023

Benchmark Yield:	5-year Securities: 1.304% 10-year Securities: 2.505%

Spread:	5-year Securities: 56.6bps 10-year Securities: 88.5bps

Yield:	5-year Securities: 1.870% 10-year Securities: 3.390%

Joint Lead Managers:	Barclays Bank PLC Daiwa Capital Markets Europe Limited Deutsche Bank AG, London Branch Goldman Sachs International

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (International global bond held at the common depositary); DTC (DTC global bond)

International Global Bonds ISIN:	5-year Securities: XS0956049604 10-year Securities: XS0956049943

International Global Bonds Common Code:	5-year Securities: 095604960 10-year Securities: 095604994

DTC Global Bonds ISIN:	5-year Securities: US471048AF59 10-year Securities: US471048AG33

DTC Global Bonds Common Code:	5-year Securities: 095612822 10-year Securities: 095612865

DTC Global Bonds CUSIP:	5-year Securities: 471048 AF5 10-year Securities: 471048 AG3

Use of Proceeds:	The net proceeds of the issue of the bonds will be used for the operations of JBIC

Governing Law:	New York

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

You can access JBIC’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933, as amended, at the following website:

http://www.sec.gov/Archives/edgar/data/1551322/000119312513296714/d563862d424b5.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a “Gross Recipient” as defined on page S-3 of the foregoing prospectus supplement.

JBIC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JBIC has filed with the SEC for more complete information about JBIC and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, JBIC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847 (Toll free from the United States).